UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2007

SURFECT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-132597	88-0513176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12000-G Candelaria NE, Albuquerque, New Mexico	87112
(Address of Principal Executive Offices)	(Zip Code)

(505) 294-6354
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b) On June 26, 2007, Surfect Holdings, Inc. (the “Company”) and Miles Prim, Chief Operating Officer of the Company and of Surfect Technologies, Inc. (“Technologies”) ended their employment relationship and, effective as of such date, Mr. Prim ceased to be an employee and Chief Operating Officer of Technologies and the Company. In connection with the ending of the employment relationship, Technologies provided Mr. Prim with one months’ severance pay in an amount of $12,500 less all authorized deductions and withholdings for applicable federal, state and local taxes.

(c)   On June 29, 2007, the Board of Directors appointed Steve Anderson, the Company’s President and CEO, as Chief Operating Officer of the Company. Mr. Anderson will continue to serve as the President and CEO of the Company.

Mr. Anderson has served as our President, Chief Executive Officer, Secretary and Treasurer and a director since September 2006. Mr. Anderson has also served as president, chief executive officer and as a director of our subsidiary, Surfect Technologies since July 2005 and as its Vice President of Business Development from December 2004 to July 2005. Mr. Anderson has 28 years packaging industry experience including marketing and technical development activities focused on electronics manufacturing and bringing new innovative interconnect technology to the semiconductor industry. Prior to joining Surfect Technologies, from 2002 through 2004, Mr. Anderson founded and served as president of Altgen, LLC, a solar fuel cell development company. From 2000 until 2002, Mr. Anderson served as the chief executive officer of Silicon Bandwidth, an optical interconnect development company, and from 1988 to 2000, as senior vice president of corporate marketing and business development at Amkor Technologies, a semiconductor industry assembly outsourcing company. Mr. Anderson holds a BSEE degree in Engineering from the University of North Dakota.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURFECT HOLDINGS, INC.

Date: July 2, 2007	By:	/s/ Steven Anderson
Steven Anderson
Chief Executive Officer